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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)


                             PLUMTREE SOFTWARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    72940Q104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/02
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      | |   Rule 13d-1(c)

      |X|   Rule 13d-1(d)


                               Page 1 of 17 pages

CUSIP No. 72940Q104                                           Page 2 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA CAPITAL VII, A CALIFORNIA LIMITED PARTNERSHIP ("SC VII")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3240153
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,223,317
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        6,223,317
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,223,317
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      21.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 72940Q104                                           Page 3 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA TECHNOLOGY PARTNERS VII, A CALIFORNIA LIMITED PARTNERSHIP
      ("STP VII")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      77-0428059
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            276,890
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        276,890
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      276,890
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 72940Q104                                           Page 4 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA INTERNATIONAL PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP ("SIP") I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3260980
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            92,099
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        92,099
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      92,099
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 72940Q104                                           Page 5 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SC VII MANAGEMENT-A, LLC ("SC VII-A")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3240154
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,592,306  shares of which 6,223,317 shares are directly
  OWNED BY              held by SC VII,  276,890 shares are directly held by STP
    EACH                VII and 92,099 shares are directly held by SIP. SC VII-A
  REPORTING             is the General Partner of SC VII, STP VII and SIP.
   PERSON               --------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        6,592,306 shares of which 6,223,317 shares are directly held by SC VII, 276,890 shares are directly held by STP VII and 92,099 shares are directly held by SIP. SC VII-A is the General Partner of SC VII, STP VII and SIP.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,592,306
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      22.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 72940Q104                                           Page 6 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA CAPITAL FRANCHISE FUND, L.P. ("SCFF")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3324307
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            220,000
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        220,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      220,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 72940Q104                                           Page 7 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA CAPITAL FRANCHISE PARTNERS, L.P. ("SCFP")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3330616
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            30,000
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        30,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      30,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 72940Q104                                           Page 8 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SCFF MANAGEMENT, LLC ("SCFF LLC")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3324306
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            250,000 shares of which 220,000 shares are directly held
  OWNED BY              by SCFF and  30,000  shares are  directly  held by SCFP.
    EACH                SCFF LLC is the General Partner of SCFF and SCFP.
  REPORTING             --------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        250,000 shares of which 220,000 shares are directly held by SCFF and 30,000 shares are directly held by SCFP. SCFF LLC is the General Partner of SCFF and SCFP.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      250,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 72940Q104                                           Page 9 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      MICHAEL MORITZ

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,842,306  shares of which 6,223,317 shares are directly
  OWNED BY              held by SC VII,  276,890 shares are directly held by STP
    EACH                VII,  92,099  shares are directly  held by SIP,  220,000
 REPORTING              shares are directly  held by SCFF and 30,000  shares are
  PERSON                directly held by SCFP.  Mr. Moritz is a Managing  Member
   WITH                 of  SC  VII-A  and  SCFF  LLC.  Mr.   Moritz   disclaims
                        beneficial  ownership  of all such shares  except to the
                        extent of his individual pecuniary interest therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        6,842,306 shares of which 6,223,317 shares are directly held by SC VII, 276,890 shares are directly held by STP VII, 92,099 shares are directly held by SIP, 220,000 shares are directly held by SCFF and 30,000 shares are directly held by SCFP. Mr. Moritz is a Managing Member of SC VII-A and SCFF LLC. Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,842,306
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      23.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 72940Q104                                          Page 10 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      DOUGLAS LEONE

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,842,306  shares of which 6,223,317 shares are directly
  OWNED BY              held by SC VII,  276,890 shares are directly held by STP
    EACH                VII,  92,099  shares are directly  held by SIP,  220,000
  REPORTING             shares are directly  held by SCFF and 30,000  shares are
   PERSON               directly held by SCFP. Mr. Leone is a Managing Member of
    WITH                SC VII-A and SCFF LLC.  Mr. Leone  disclaims  beneficial
                        ownership of all such shares except to the extent of his
                        individual pecuniary interest therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        6,842,306 shares of which 6,223,317 shares are directly held by SC VII, 276,890 shares are directly held by STP VII, 92,099 shares are directly held by SIP, 220,000 shares are directly held by SCFF and 30,000 shares are directly held by SCFP. Mr. Leone is a Managing Member of SC VII-A and SCFF LLC. Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,842,306
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      23.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 72940Q104                                          Page 11 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      MARK STEVENS

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,842,306  shares of which 6,223,317 shares are directly
  OWNED BY              held by SC VII,  276,890 shares are directly held by STP
    EACH                VII,  92,099  shares are directly  held by SIP,  220,000
  REPORTING             shares are directly  held by SCFF and 30,000  shares are
   PERSON               directly held by SCFP. Mr. Stevens is a Managing  Member
    WITH                of  SC  VII-A  and  SCFF  LLC.  Mr.  Stevens   disclaims
                        beneficial  ownership  of all such shares  except to the
                        extent of his individual pecuniary interest therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        6,842,306 shares of which 6,223,317 shares are directly held by SC VII, 276,890 shares are directly held by STP VII, 92,099 shares are directly held by SIP, 220,000 shares are directly held by SCFF and 30,000 shares are directly held by SCFP. Mr. Stevens is a Managing Member of SC VII-A and SCFF LLC. Mr. Stevens disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,842,306
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      23.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 72940Q104                                          Page 12 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      THOMAS F STEPHENSON

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,592,306  shares of which 6,223,317 shares are directly
  OWNED BY              held by SC VII,  276,890 shares are directly held by STP
    EACH                VII and 92,099  shares  are  directly  held by SIP.  Mr.
  REPORTING             Stephenson  is a  Managing  Member  of  SC  VII-A..  Mr.
   PERSON               Stephenson  disclaims  beneficial  ownership of all such
    WITH                shares except to the extent of his individual  pecuniary
                        interest therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        6,592,306 shares of which 6,223,317 shares are directly held by SC VII, 276,890 shares are directly held by STP VII and 92,099 shares are directly held by SIP. Mr. Stephenson is a Managing Member of SC VII-A.. Mr. Stephenson disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,592,306
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      22.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 72940Q104                                          Page 13 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      MICHAEL GOGUEN

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            250,000 shares of which 220,000 shares are directly held
  OWNED BY              by SCFF and 30,000 shares are directly held by SCFP. Mr.
    EACH                Goguen is a  Managing  Member of SCFF  LLC.  Mr.  Goguen
  REPORTING             disclaims beneficial ownership of all such shares except
   PERSON               to the  extent  of  his  individual  pecuniary  interest
    WITH                therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        250,000 shares of which 220,000 shares are directly held by SCFF and 30,000 shares are directly held by SCFP. Mr. Goguen is a Managing Member of SCFF LLC. Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      250,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 72940Q104                                          Page 14 of 17 Pages

ITEM 1.


         (a) Name  of  Issuer:  Plumtree Software, Inc.

         (b) Address of Issuer's Principal Executive Offices:
                                     500 Sansome Street
                                     San Francisco, CA  94111
ITEM 2.

         (a) Name of Persons Filing:

             Sequoia Capital VII, a California Limited Partnership
             Sequoia Technology Partners VII, a California Limited Partnership Sequoia International Partners, a California Limited Partnership SC VII Management-A, LLC
             Sequoia Capital Franchise Fund, L.P.
             Sequoia Capital Franchise Partners, L.P.
             SCFF Management, LLC
             Michael Moritz ("MM")
             Douglas Leone  ("DL")
             Mark Stevens  ("MS")
             Thomas F. Stephenson  ("TFS")
             Michael Goguen  ("MG")

             SC VII-A is the General Partner of SC VII, STP VII and SIP. MM, DL, MS and TFS are Managing Members of SC VII-A. SCFF LLC is the General Partner of SCFF and SCFP. MM, DL, MS and MG are Managing Members of SCFF LLC.

         (b) Address of Principal Business Office or, if none, Residence:
                                     3000 Sand Hill Road, 4-180
                                     Menlo Park, CA 94025

         (c) Citizenship:   MM, DL, MS, TFS, MG: USA SC VII-A, SC VII, STP VII,
                            SIP:  California  SCFF LLC,  SCFF, SCFP: Delaware

         (d) Title of Class of Securities:  Common

         (e) CUSIP Number:                  72940Q104

ITEM 3.  If this  statement  is filed  pursuant to Rules 13d-1(b) or 13d-2(b) or
         (c), check whether the person filing is a:


                                 NOT APPLICABLE

CUSIP No. 72940Q104                                          Page 15 of 17 Pages

ITEM 4.  Ownership

                      SEE ROWS 5 THROUGH 11 OF COVER PAGES


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]



ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


                                 NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON


                                 NOT APPLICABLE


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


                                 NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP


                                 NOT APPLICABLE

ITEM 10. CERTIFICATION


                                 NOT APPLICABLE

CUSIP No. 72940Q104                                          Page 16 of 17 Pages

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 6, 2003

Sequoia Capital VII, a California Limited
  Partnership

Sequoia Technology Partners VII, a California
  Limited Partnership
                                                     Sequoia Capital Franchise Fund, L.P.
Sequoia International Partners, a California
  Limited Partnership                                Sequoia Capital Franchise Partners, L.P.

By:  SC VII Management-A, LLC,                       By:  SCFF Management, LLC,
       their General Partner                              their General Partner

By:  /s/ Michael Moritz                              By:  /s/ Michael Moritz
     ------------------------------------------           ----------------------------------
     Michael Moritz, Managing Member                      Michael Moritz, Managing Member


/s/ Michael Goguen
----------------------------------------------
Michael Goguen

/s/ Douglas M. Leone
----------------------------------------------
Douglas M. Leone

/s/ Michael Moritz
----------------------------------------------
Michael Moritz

/s/ Thomas F. Stephenson
----------------------------------------------
Thomas F. Stephenson

/s/ Mark Stevens
----------------------------------------------
Mark Stevens

CUSIP No. 72940Q104                                          Page 17 of 17 Pages


                                    EXHIBIT 1

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

         The undersigned hereby agree that the Schedule 13G relating to shares of Plumtree Software, Inc. to which this Agreement as to Joint Filing of
Schedule 13G is attached as an exhibit is filed on behalf of each of them.

Date: February 6, 2003


Sequoia Capital VII, a California Limited
  Partnership

Sequoia Technology Partners VII, a California
  Limited Partnership
                                                     Sequoia Capital Franchise Fund, L.P.
Sequoia International Partners, a California
  Limited Partnership                                Sequoia Capital Franchise Partners, L.P.

By:  SC VII Management-A, LLC,                       By:  SCFF Management, LLC,
       their General Partner                              their General Partner

By:  /s/ Michael Moritz                              By:  /s/ Michael Moritz
     -----------------------------------------            ---------------------------------
     Michael Moritz, Managing Member                      Michael Moritz, Managing Member


/s/ Michael Goguen
----------------------------------------------
Michael Goguen

/s/ Douglas M. Leone
----------------------------------------------
Douglas M. Leone

/s/ Michael Moritz
----------------------------------------------
Michael Moritz

/s/ Thomas F. Stephenson
----------------------------------------------
Thomas F. Stephenson

/s/ Mark Stevens
----------------------------------------------
Mark Stevens